Exhibit 23.3

Consent of Independent Auditor

The Board of Directors

Actavis Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Actavis plc of our reports dated
June 20, 2012 with respect to the combined statements of financial position of Actavis Pharma Holding 4 ehf. and Actavis S.à. r.l. (the “Company”) as of December 31, 2011 and 2010, and the related combined statements of income comprehensive income, cash flows, and changes in equity for the years then ended and the combined/consolidated statements of financial position of the Company as of December 31, 2010 and 2009, and the related combined/consolidated statements of income, comprehensive income, cash flows, and changes in equity for the years then ended, which reports appear in the Form 8-K of Actavis Inc. (formerly Watson Pharmaceuticals Inc.) dated September 27, 2012. Such reports were also incorporated by reference into Actavis Limited’s final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) on July 31, 2013 (Reg. No. 333-189402)

/s/ KPMG ehf.

Reykjavik, Iceland

September 30, 2013